Exhibit 10.3
PROLOGIS
DEFERRED FEE PLAN FOR TRUSTEES
(As Amended and Restated Effective as of May 14, 2010)
     Section 1. History, Purpose and Effective Date. The ProLogis Deferred Fee Plan for Trustees (formerly, the Security Capital Industrial Trust Deferred Fee Plan for Trustees, the “Plan”) was established by ProLogis (the “Trust”) effective as of June 24, 1997 to provide non-employee trustees of the Trust with the opportunity to defer receipt of compensation otherwise payable to such Trustee by the Trust. The Plan is designed to aid the Trust in attracting and retaining as members of its Board of Trustees (the “Board”) persons whose abilities, experience and judgment can contribute to the well-being of the Trust. The Plan was amended and restated effective as of December 31, 2008 to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code and the Plan will be interpreted in all respects in accordance with such requirements. To the extent that benefits under the Plan are paid in the form of the Trust’s common shares of beneficial interest (“Common Shares”), the benefit shall be treated as a benefit under the ProLogis 2006 Long-Term Incentive Plan (or a successor thereto) (the “LTIP”).
     Section 2. Administration of the Plan. The Plan shall be administered by a committee of the Board consisting of two or more members of such Board who are not also employees of the Trust or any subsidiary of the Trust (the “Committee”), as designated by the Board in its sole discretion. In the absence of such a designation, the Board shall act as the Committee. The Committee shall conclusively interpret the provisions of the Plan and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.
     Section 3. Source of Benefits. The amount of any benefit payable under the Plan shall be paid from the general assets of the Trust or from one or more trusts, the assets of which are subject to the claims of the Trust’s general creditors; provided, however, that, except as described below, nothing in this Plan shall require the Trust to establish any trust to provide benefits under the Plan. No Participant (as described in Section 4) or other individual entitled to benefits under the Plan shall have any right, title or interest whatsoever in any assets of the Trust or any of its affiliates or to any investment reserves, accounts or funds that the Trust may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions shall create a trust or fiduciary relationship of any kind between the Trust and any Participant or any other person. Neither a Participant nor a beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor of ProLogis. Notwithstanding the foregoing, in the event of a change or potential change in the ownership or control of the Trust which, in the opinion of the Board, could affect the payment of benefits hereunder, the Trust shall take such actions as it deems appropriate to protect each Participant’s Accounts

(as defined in Section 6) under the Plan, including the establishment and funding of a trust to satisfy the Trust’s obligations under the Plan, provided that the assets of any such trust shall be subject to the claims of the Trust’s general creditors.
     Section 4. Eligibility. Any member of the Board who is not an employee of the Trust or any affiliate thereof (an “Outside Trustee”) is eligible to become a “Participant” in the Plan by completing and filing a Deferral Election (as defined in Section 5) in accordance with the terms of the Plan.
     Section 5. Deferral Elections. Subject to such additional terms, conditions and limitations as the Committee may from time to time impose and the terms and conditions of the Plan, for any calendar year, an Outside Trustee may make an election to defer receipt of all or any portion of the retainer and committee fees (collectively, “Fees”) otherwise payable to the Outside Trustee for that calendar year by filing a “Deferral Election” with the Committee. Once made, an Outside Trustee’s Deferral Election shall carry over to future calendar years unless the Outside Trustee modifies or revokes the Deferral Election for future calendar years in accordance with the terms of the Plan. Deferral Elections shall be in writing and shall be filed with the Committee at such time and in such manner as the Committee shall provide; provided, however, that in no case shall a Deferral Election be made later than December 31 (or such earlier date specified by the Committee) of the year preceding the calendar year in which the Fees to which it relates would be earned by the Outside Trustee based on services performed and shall be irrevocable with respect to the calendar year to which it relates as of such December 31 or such earlier date specified by the Committee. An Outside Trustee who first becomes elected or appointed to the Board subsequent to January 1 of any calendar year may, by filing a Deferral Election within 30 days of his or her initial election or appointment to the Board, elect to defer Fees earned for services performed after his or her initial election or appointment to the Board and after the Deferral Election is filed. Any Deferral Election filed in accordance with the preceding sentence shall become irrevocable for the calendar year to which it relates as of the date on which it is filed with the Committee.
     Section 6. Accounts. Subject to the provisions of the Plan, the following “Accounts” shall be established in the name of each Participant:
(a)	A “Phantom Share Account” which shall reflect the Fees, if any, which are deferred by such Participant in accordance with the terms of the Plan that would otherwise have been payable to the Participant in the form of the Common Shares and dividends thereon.

(b)	A “Cash Account” which shall reflect the Fees, if any, which are deferred by such Participant in accordance with the terms of the Plan that would otherwise have been payable to the Participant in cash and the earnings attributable thereto.

Accounts under the Plan shall be for recordkeeping purposes only. The Committee may establish such subaccounts within each Account as the Committee determines appropriate to administer the Plan. A Participant is always fully vested in the balance in his Accounts.
     Section 7. Accounting. The Accounts of each Participant shall be adjusted as follows:
(a)	As of the date on which Fees would otherwise be paid to a Participant:
(i)	each Participant’s Phantom Share Account shall be credited with that number of “share units” equal to the number of Common Shares, if any, that the Participant elected to defer as of such date in accordance with his or her Deferral Election; and

(ii)	each Participant’s Cash Account shall be credited with the amount of cash Fees, if any, that the Participant elected to defer as of such date in accordance his or her Deferral Election.
(b)	As of the effective date of any distribution to the Participant in accordance with the terms of the Plan:
(i)	each Participant’s Phantom Share Account shall be debited with the number of share units, if any, distributed to such Participant as of such date from his or her Phantom Share Account; and

(ii)	each Participant’s Cash Account shall be debited with the amount of cash, if any, distributed to such Participant as of such date from his or her Cash Account.
(c)	As of the effective date of any dividends payable with respect to the Common Shares:
(i)	If such dividend is payable in cash, the Participant’s Phantom Share Account shall be credited with an additional number of share units equal to (A) the cash dividend payable with respect to a Common Share, multiplied by (B) the number of share units in the Participant’s Phantom Share Account, if any, as of the applicable dividend record date, divided by (C) the Fair Market Value (as defined below) of a Common Share on the dividend payment date.

(ii)	If such dividend is payable in Common Shares, the Participant’s Phantom Share Account shall be credited with an additional number of share units equal to (A) the number of shares distributed in the dividend with respect to a Common Share, multiplied by (B) the number of share units in the Participant’s Phantom Share Account, if any, as of the applicable dividend record date.

(d)	As of the last day of each calendar quarter (and, if applicable, as of the day immediately preceding the first Payment Date (as defined in Section 8) (each an “Accounting Date”), the balance in the Participant’s Cash Account, if any, shall be credited with interest, at the Investment Return Rate (defined below), compounded quarterly. Interest shall be prorated on a daily basis according to the balance in the Participant’s Account.
     For purposes of the Plan, the term “Fair Market Value” shall have the same meaning as under the LTIP and the term “Investment Return Rate” means the Trust’s average borrowing rate for the applicable calendar quarter.
     Section 8. Time and Form of Payment. Subject to the provisions of Sections 9 and 10 and 12, the following provisions of this Section 8, and the other terms and conditions of the Plan, the following shall apply with respect to the distribution of a Participant’s Account:
(a)	Payment of a Participant’s Account balances, determined as of the day before Payment Date (as defined below) shall be made (or shall begin to be distributed) to the Participant as of the permitted Payment Dates and in the permitted Payment Form (as defined below), each as elected by the Participant in his first Deferral Election under the Plan (or, with respect to any person who was a Participant in the Plan immediately prior to the Effective Date, as elected in the Deferral Election on file with respect to the Participant on December 31, 2008).

(b)	For purposes of the Plan, (i) permissible “Payment Forms” are (A) a lump sum payment or (B) a series of annual or quarterly installments for a period not to exceed ten years, and (ii) permissible “Payment Dates” are (A) a specified date, (B) the date on which the Participant’s service as an Outside Trustee terminates for any reason (the “Termination Date”), or (C) the earlier of a specified date or the Participant’s Termination Date.

(c)	If no Payment Date is specified in a Participant’s first Deferral Election (or, if applicable, the election on file as of December 31, 2008), the Participant shall be deemed to have elected his or her Termination Date as the Payment Date. If no Payment Form is specified in a Participant’s first Deferral Election (or, if applicable, the election on file as of December 31, 2008), the Participant shall be deemed to have elected a lump sum as the Payment Form. Payments under the Plan shall be made (or shall begin) as soon as practicable (but in no event more than 30 days) after the applicable Payment Date.

(d)	If payment of any portion of the Participant’s Account balance is to be made in the form of installment payments, the installment payment for the year in which the Payment Date occurs shall begin as soon as practicable (but not more than 30 days) after the Participant’s Payment Date and any subsequent annual installments shall be paid in the calendar year following the calendar year in which the Payment Date occurs (at such time during such year as determined by the Committee). The amount of each installment payment shall be equal to the Participant’s Account balance, determined as of the Accounting Date immediately prior to the payment of the installment, divided by the number of installments remaining to be made, including the then current installment.

(e)	Unless the Committee determines otherwise, share units shall be paid in the form of Common Shares, with the Participant receiving one Common Share for each share unit distributed (and cash equal to any fractional share unit). The amount in the Participant’s Cash Account, if any, shall be paid in cash.
Notwithstanding any other provision of the Plan to the contrary, in all cases, whether a Participant has had a Termination Date or other separation from service for purposes of the Plan shall be determined in accordance with the requirements of section 409A of the Code (and applicable guidance issued thereunder) relating to separations from service by applying the applicable default provisions.
     Section 9. Changes to Form of Payment. From and after the Effective Date, a Participant may change the Payment Date and/or Payment Form (including any Payment Date or Payment Form established pursuant to a deemed election pursuant to Section 8) once during his period of participation in the Plan after the Effective Date by filing an election with the Committee. Notwithstanding any other provision of the Plan to the contrary, any such election to change the Payment Date and/or Payment Form (a) shall not be effective until the date that is 12 months following the date on which it is filed with the Committee and (b) shall be effective only if it is filed with the Committee at least 12 months prior to the date on which payments are otherwise to be made (or begin) under the Plan (i.e., the date on which the first payment of the Participant’s Accounts is otherwise scheduled to begin pursuant to Section 8). If a Participant files an effective change to the Payment Date and/or Payment Form pursuant to this Section 9, payment of the Participant’s Account balance shall be distributed in accordance with the new payment election and such payments shall be made (or shall commence) as soon as practicable (but in no event more than 30 days) after the date which is the fifth anniversary of the date on which payment was to commence under the Participant’s prior Deferral Election (the “Deferred Commencement Date”). The amount of each distribution that is payable on or after the Deferred Commencement Date shall be determined in accordance with Section 8 by substituting the Deferred Commencement Date for the Payment Date in such Section 8.
     Section 10. Unforeseeable Emergency. The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Accounts because of an unforeseeable emergency at any time.

“Unforeseeable Emergency” shall mean an unforeseeable, severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or his dependent (as defined in section 152(a) of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has an Unforeseeable Emergency shall be determined on the relevant facts and circumstances of the applicable situation but, in any case, a distribution shall not be considered to be on account of an Unforeseeable Emergency to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not cause severe financial hardship). Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Distribution pursuant to this Section 10 of less than the Participant’s entire interest in the Plan shall be made pro rata from his Accounts. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 10 shall be made in a lump sum as soon as practicable (but in no event more than 30 days) after approval of such request by the Committee.
     Section 11. Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries which shall be effective upon filing written notice with the Secretary of the Trust on the form provided for that purpose. If no beneficiary is designated, or if no designated beneficiary survives the Participant, the beneficiary shall be the Participant’s estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date shall be deemed the valid beneficiary or beneficiaries.
     Section 12. Death of Participant or Beneficiary. In the event of a Participant’s death before he or she has received the full value of his or her Accounts, the then current value of the Participant’s Accounts shall be determined as of the Accounting Date immediately following death and such amount shall be paid to the beneficiary or beneficiaries of the deceased Participant as soon as practicable (but in no event more than 30 days) thereafter in a lump sum.
     Section 13. Adjustments on Recapitalization. In the event of a corporate transaction involving the Trust, the Committee shall adjust share units credited to Participants’ Accounts when an equitable adjustment is required to preserve the benefits or potential benefits thereof and the Committee may adjust share units in other situations (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares). Action by the Committee may include, in its sole discretion: (a) adjustment of the number and kind of shares which may be delivered under the Plan; and (b) any other adjustments that the Committee determines to be equitable.
     Section 14. Compliance with Securities and Other Laws. In no event shall the Trust be required to issue Common Shares to any person in settlement of a Participant’s Account if the issuance thereof would constitute a violation by either the Participant or the Trust of any provision of any law or regulation of any governmental authority or any national securities exchange. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Shares, the transfer of such Common Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
     Section 15. Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.
     Section 16. Amendment of Termination of Plan. This Plan may at anytime or from time to time be amended, modified or terminated by the Board, subject to the requirements of section 409A of the Code No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s accruals on his or her prior elections.
     Section 17. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Maryland.